Exhibit 10.1


                                 THIRD AMENDMENT
                                       TO
                              EMPLOYMENT AGREEMENT


         This amendment is dated February 21, 2003, and is between ATLANTIC TECHNOLOGY VENTURES, INC., a Delaware corporation (the "COMPANY"), and FREDERIC
P. ZOTOS, an individual ("EXECUTIVE").

         The Company and Executive are party to an employment agreement dated April 3, 2000, as amended by a first amendment dated February 20, 2001, and a second amendment dated April 1, 2002 (the "EMPLOYMENT AGREEMENT"). Under Section 7.1(h) of the merger agreement between the Company, Manhattan Pharmaceuticals Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company ("MPAC"), and Manhattan Pharmaceuticals, Inc., a Delaware corporation ("MANHATTAN"), the Company is required to amend the Employment Agreement. The Company and Executive desire to amend the Employment Agreement.

         The Company and Executive therefor agree as follows:

         1. Section 3(a) of the Employment Agreement is hereby amended to read in its entirety as follows:

            (a) BASE SALARY. The Company shall pay to Executive a base salary at the annual rate of $225,000 (the "BASE SALARY"), payable in equal installments consistent with the Company's payroll practices, except that commencing April 1, 2002, Executive shall defer and accrue a portion of the Base Salary at the annual rate of $50,000, deferrable and accruable in equal installments consistent with the Company's payroll practices (the aggregate amount of the Base Salary so deferred and accrued, the "DEFERRED BASE SALARY"). As of February 21, 2003, the Deferred Base Salary equaled $44,795.

         2. Section 3(c) of the Employment Agreement is hereby amended to read in its entirety as follows:

            (c) BONUS. The Company shall pay to Executive an annual bonus in an amount to be determined by Compensation Committee of the Company's board of directors in its discretion but in no event less than $50,000 (the "BONUS"). In addition, Executive shall be entitled to participate in any bonus or other incentive programs established by the Company. The Company acknowledges that Executive is entitled to a Bonus for 2002 in the amount of $50,000 and that that Bonus has not yet been paid.

         3. Section 4(e) of the Employment Agreement is hereby amended to read in its entirety as follows:

            (e) TERMINATION BY COMPANY FOR ANY OTHER REASON. If Executive's employment under this Agreement is terminated by the Company during the Term for any reason other than as provided in Section 4(b), 4(c), or 4(d) of this Agreement, then the Company shall pay Executive, no later than the end of the month in which the date of termination occurs, the Base Salary through the date of termination (less any Deferred Base Salary). If Executive is so terminated the Company shall also pay Executive the following: (1) in lieu of any further compensation and benefits for the balance of the Term, severance pay equal to the Base Salary that Executive would have otherwise received (without deferral of any portion of the Base Salary) during the period beginning on the date of termination and ending six months from the date of termination, which severance pay the Company shall pay Executive at the times and in the amounts that the Company would have paid the Base Salary during that six-month period; and (2) an amount equal to the Deferred Base Salary plus any Bonus due Executive under Section 3(c), one-half of that amount payable at such time as the Company receives $3 million of aggregate cash funds from financings and other sources on or after the Effective Time and one-half at such time that the Company receives $6 million of such aggregate cash funds. Time is of the essence with respect to any payments that the Company is required to make to Executive under this
Section 4(e). For purposes of this Section 4(e), "Effective Time" means the effective time of the merger of Manhattan Pharmaceuticals Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company, into Manhattan Pharmaceuticals, Inc., a Delaware corporation. Notwithstanding anything to the contrary contained in this Agreement, if Executive breaches any obligation contained in Section 5 or 6 of this Agreement, then in addition to any other remedies the Company may have in the event Executive breaches this Agreement, the Company's obligation under this Section 4(e) to continue paying Executive severance pay will cease and Executive's rights thereto will terminate and be forfeited.

         4. Section 8(n) of the Employment Agreement is hereby amended by inserting between the third sentence thereof (which ends "any such Competing Business") and the fourth sentence thereof (which begins "The rights and remedies of the parties hereto") the following:

If the Company fails to timely pay any amount that it is required to pay Executive under this Agreement, then all such amounts will become immediately due. The Company shall reimburse Executive any reasonable costs, including reasonable attorneys' fees and disbursements, incurred by Executive in enforcing the Company's obligation to pay any amount that it is required to pay Executive under this Agreement.

         5. This agreement will immediately become ineffective if the merger of MPAC into Manhattan has not occurred by midnight at the end of February 22, 2003.

         6. This amendment is governed by the laws of the State of New York, without regard to the principles of conflicts of laws thereof.

         The Company and Executive are entering into this amendment on the date stated in the introductory clause.


                                    ATLANTIC TECHNOLOGY VENTURES, INC.


                                    By:  /s/ Nicholas J. Rossettos
                                              --------------------------------
                                             Name:    Nicholas J. Rossettos
                                             Title:   Chief Financial Officer



                                     /s/ Frederic P. Zotos
                                     ----------------------------------------
                                     FREDERIC P. ZOTOS


                                     - 3 -